EXHIBIT 10.2

ATLAS FINANCIAL HOLDINGS, INC.

This Agreement (the “Agreement”) constitutes the terms of employment between [NAME] (the “Executive”) and Atlas Financial Holdings, Inc. and/or one of its subsidiaries (“Company”). This Agreement applies to the period of employment from January 1, 2011 through December 31, 2012 (the “Initial Period”) and to the period commencing on January 1, 2013 (the “Subsequent Period”).

EMPLOYMENT

Duties
As assigned by the [CEO/BOARD OF DIRECTORS] from time to time, and commensurate with such duties as might be assigned to any officer or exempt employee of Company. Executive’s performance objectives “Goals” for the current year will be set forth on or before February 15th of such year. Beginning in 2012, the level at which Executive achieved the Goals set forth for the prior fiscal year “Goal Achievement Ratio” will be determined by the CEO, and confirmed by the Board of Directors, as a percentage of the Goals established for the prior year. For clarity, if by the end of 2001, Executive accomplished 95% of the Goals established for 2011, Executives Goal Achievement Ratio would be 95%.

Reporting	Executive will report directly to the [CEO/BOARD OF DIRECTORS].

Commencement Date	The first date of the Initial Period.

Term
There is no specified term associated with the Executive’s employment with Company, and the parties hereto understand that the Executive’s employment is “at-will.” The Executive’s employment may be terminated by either party at any time, and, other than the severance and post-termination obligations described herein, this Agreement shall terminate along with the Executive’s employment.

This Agreement shall terminate (i) immediately and automatically upon the Executive’s death or (ii) thirty (30) days after the Board of Directors’ good faith determination that the Executive has become disabled to such an extent that the Board believes he no longer can carry out his duties; in either case, no severance, COBRA, or other payments are due under this Agreement.

COMPENSATION AND
BENEFITS

Annual Base Salary	$[X] (the “Base Salary”).

Initial Period
Fiscal years 2011 and 2012 constitute the “Year 1” and “Year 2”, respectively, of the “Initial Bonus Period”. During each of these first two fiscal years, provided that after taking the expense related to all executive bonuses into consideration Company generates a positive GAAP pre-tax profit, the Executive shall be eligible for an annual bonus equal to 50% “Bonus Factor” multiplied by the sum of ([Executive’s Base Salary for the year under review] multiplied by [Executive’s Goal Achievement Ratio for the year under review]). If during the year under review, after taking the expense related to all executive bonuses into consideration Company’s GAAP pre-tax profit exceeds by more than 15% the target set forth on page 19 of the final Offering Memorandum as provided to the TSX in connection with Company’s Q4 2010 Filing Statement, the Bonus Factor for that year will be increased to 75%. If Company does not generate a positive GAAP pre-tax profit in a given year, any bonus for that year would be at the sole discretion of the Company Board of Directors.

As soon as practicable after the 2012 budget has been set (but in any case before January 31, 2012), Company will set forth a bonus plan for 2012 that will depend on two criteria: (a) actual performance compared to performance objectives for the Executive and (b) growth in book value or achieved return on average shareholders’ equity.
Annual

Subsequent Periods
For fiscal years beginning after December 31, 2012 “Annual Subsequent Periods”, Company will (a) complete a budget before the beginning of such fiscal year, (b) establish performance objectives for the executive, (c) evaluate growth in book value or achieved returns on average equity financial goals for appropriateness, and (d) set an Annual Bonus plan for such fiscal year based on these criteria.

Bonus Determination

and Payment
The final determination of the Executive’s bonus for any fiscal year will be made by the Board of Directors based on the criteria set forth herein and taking into account the recommendations of Company’s Chief Executive Officer and of its Compensation Committee, and will consider all aspects of the Executive’s and Company’s performance. Such bonus shall be paid in cash not later than 30 days following the filing of Company’s public GAAP financial statements for the calendar year for which the Executive is eligible for a Bonus.

Stock-Based

Compensation
Company believes that companies of the size and nature of Company should consider instituting Stock-Based Compensation for senior executives. During the Subsequent Term, the Board of Directors shall consider, at least once each fiscal year, if a Stock-Based Compensation plan should be implemented (or if such a plan exists, if it should be modified). There is no assurance, however, that Company will institute a Stock-Based Compensation plan nor any assurance that an award will be made to the Executive.

Employee Benefits
The Executive shall be entitled to participate in such employee benefit plans as the Company Board of Directors shall approve. Such plans may include defined-contribution retirement plans, paid vacation and sick days/paid time off, short-term disability plans, or such other plans as may be offered from time to time.

Expenses and

Indemnification	Company will reimburse the Executive for out-of-pocket expenses incurred in the furtherance of Company’s business according to Company’s established employee business expense policies and practices.

Company will maintain directors and officers’ liability insurance in amounts as determined by the Board of Directors, and the Executive shall be covered under such insurance to the same extent as any Company Director or other Company senior executive.

Severance	Subject to the last paragraph in this Section, in the event the Executive is terminated by Company without Cause, the Executive shall be entitled to the following severance payments:

During Year 1 of the Initial Period: First, a continuation of Base Salary for 24 months, paid according to Company’s then-current practices for periodic payment of its other employees’ salaries,

Second, an amount equal to 100% of annual Base Salary, paid as a lump-sum, such amount hereby acknowledged by the Executive to be “bonus amounts”, and

Third, a continuation of employee health benefits that are covered under COBRA (“COBRA Benefits”) for the duration of the period during which Executive receives continued Base Salary (or the maximum period of time allowed by law, whichever is shorter), with the cost of such continuation of COBRA Benefits paid 100% by Company.

During Year 2 of the Initial Period: First, a continuation of Base Salary for 24 months, paid according to Company’s then-current practices for periodic payment of its other employees’ salaries,

Second, an amount equal to 50% of annual Base Salary, paid as a lump-sum, such amount hereby acknowledged by the Executive to be “bonus amounts”, and

Third, a continuation of employee health benefits that are covered under COBRA (“COBRA Benefits”) for the duration of the period during which Executive receives continued Base Salary (or the maximum period of time allowed by law, whichever is shorter), with the cost of such continuation of COBRA Benefits paid 100% by Company.

During the Subsequent Term: First, a continuation of Base Salary for 12 months, paid according to Company’s then-current practices for periodic payment of its other employees’ salaries,

Second, an amount equal to the Executive’s most recently awarded

Bonus, paid as a lump-sum, such amount hereby acknowledged by the Executive to be “bonus amounts”, and

Third, a continuation of employee health benefits that are covered under COBRA (“COBRA Benefits”) for the duration of the period during which Executive receives continued Base Salary (or the maximum period of time allowed by law, whichever is shorter), with the cost of such continuation of COBRA Benefits paid 100% by Company.

During either the Initial or Subsequent Periods after a Change of Control: Should (i) Company undergo a Change of Control as defined below and (ii) the Executive continue in employment with Company (or its successor) for at least 180 calendar days, the Executive may terminate his employment at will and will be entitled to the severance benefits that would be in effect had Company terminated the Executive without Cause.

“Change of Control” means (i) the acquisition by any individual, entity, or group of beneficial ownership of more than 50% of the combined voting power of the then outstanding common stock of Company or (ii) the closing of a sale or other conveyance of all or substantially all of the assets of Company, or (iii) the effective time of any merger, consolidation, or other business combination of Company which has the effect of that a person or group (who are not persons who immediately prior to such transaction held Company’s voting common stock) obtain, directly or indirectly, voting power or beneficial ownership of more than 50% of the combined voting power of Company’s common stock.

In all instances, the foregoing continuation of Base Salary and COBRA benefits shall cease on the first of the month immediately following the date on which the Executive becomes employed (including as a consultant performing substantially the same duties as an employee) at a new annual rate of pay of (or greater than) the Executive’s Base Salary at the time of termination, or, if the new annual rate of pay is less, the Base Salary benefit shall be reduced such that the Base Salary continuation benefit equals (on an annual basis) the difference between the new annual rate of pay and the Executive’s Base Salary.

Definition of Cause
For purposes of this Agreement, “Cause” shall mean (1) the Executive’s continued failure, neglect or refusal to perform his duties and responsibilities as established by the CEO after having received notice of such failure, neglect or refusal by Company; (ii) any act of the Executive that has the intended effect of injuring the reputation or business of Company or its affiliates in any material respect; (iii) the Executive is indicted for, pleads nolo contendere to, or is convicted of a felony, or other crime involving theft, fraud, dishonesty or moral turpitude, (iv) the Executive commits any material breach of Company’s code of ethics or other rule, policy or regulation; or (v) the Executive breaches any other material term of this Agreement which breach has not been cured by the Executive within 20 days following written notice delivered by Company.

RESTRICTIVE
COVENANTS

Confidentiality
During the period of the Executive’s employment with Company and at all times thereafter, the Executive agrees that he will not divulge to anyone (other than Company or its affiliates or any persons employed or designated by Company or its affiliates or to the extent applicable, the Executive’s financial or legal advisors) any confidential information, knowledge, information and materials that constitute trade secrets or other intellectual property or proprietary material of Company or any of its affiliates, as well as any information of a confidential nature obtained from customers, clients or other third parties, including, without limitation, all types of trade secrets and confidential commercial information (the “Confidential Information”). Upon his termination, the Executive further agrees not to disclose, publish or make use of any Confidential Information without the prior written consent of Company; provided, however, that the Executive may disclose any such information if required by a court order or other similar request. Nothing herein shall preclude the Executive from consulting with tax advisors or disclosing the tax treatment or tax structure of this Agreement to the extent necessary or as required by the Internal Revenue Service or its agents. Confidential Information does not include any information that becomes public by any means other than a breach by the Executive of this Agreement or is rightfully disclosed to the Executive by a third party without restriction and not in violation of any duty of confidentiality owed to Company or any affiliate.

Non-Solicitation
By and in consideration of the substantial compensation and benefits to be provided by Company hereunder and further in consideration of the Executive’s exposure to the proprietary and confidential information of Company and its affiliates, the Executive agrees, (a) in the event he is terminated by Company without Cause and receives the severance benefits described in this Agreement, for two years after such termination; or (b) in the event (i) he terminates his service or (ii) he is terminated by Company for Cause, for one year after such termination, that he shall not without the express prior written approval of Company (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any director, officer, employee, agent, customer or policyholder that has a business relationship with Company (or had a business relationship with Company within the six-month period preceding the date of the Executive’s termination) to discontinue, reduce or modify such employment, agency or business relationship with Company, or (ii) employ or seek to employ, or cause any other person to employ or seek to employ, any person or agent who is then (or was at any time within the six-month period prior to the date of

Executive’s termination) employed or retained by Company, provided that employing or seeking to employ a director, officer, or employee of Company who has been terminated by Company shall not constitute a violation of this Non-Solicitation provision.

If a court of competent jurisdiction finds this provision concerning Nonsolicitation, or any of its restrictions, to be ambiguous, unenforceable and/or invalid, the Executive and Company agree that such court shall (i) in the case of ambiguity, read such provision as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law for the protection of Company’s business interests; and (ii) in the case of unenforceability or invalidity, eliminate such enforceable or invalid provisions from this Agreement to the extent necessary to permit the remaining provisions to be enforced to the maximum extent permitted for the protection of Company’s business interests.

The Executive acknowledges that it may be impossible to assess the monetary damages incurred by his violation of the Nonsolicitation provision, or any of its terms, and that any threatened or actual violation or breach of the Nonsolicitation provision, or any of its terms, will constitute immediate and irreparable injury to Company. The Executive expressly agrees that in addition to any and all other damages and remedies available to Company as a result of the Executive’s breach of the Non-solicitation provision, Company shall be entitled to seek an injunction restraining the Executive from violating or breaching this Nonsolicitation provision or any of its terms.
OTHER
PROVISIONS

Complete Agreement
This Agreement shall be effective from and after January 1, 2010 and sets forth the entire and final agreement and understanding of Company and the Executive and contains all of the agreements made between them with respect to the subject matter hereof. As of January 1, 2010, this Agreement shall constitute the entire agreement with respect to the Executive’s employment, superseding all prior oral or written understandings, negotiations, representations or agreements relating thereto. No change or modification of this Agreement shall be valid unless in writing and executed by Company and the Executive.

Governing Law and

Venue	This Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the laws of the State of Illinois without giving effect to its choice of law rules. The parties agree that the courts of the State of Illinois shall have jurisdiction over all disputes that arise under this Agreement or otherwise relate to the employment or termination of employment of the Executive by Company.

Survival	Upon any termination of the Executive’s employment, this Agreement shall likewise terminate, however, the relevant provisions of this Agreement shall survive to the extent necessary to give effect to such provisions.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.
ATLAS FINANCIAL HOLDINGS, INC.

By:

EXECUTIVE